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                                                                     EXHIBIT 5.1

                                                   [MAYER BROWN ROWE & MAW LOGO]

July 24, 2003                                       Mayer, Brown, Rowe & Maw LLP
                                                       190 South La Salle Street
                                                    Chicago, Illinois 60603-3441
RefcoFund Holdings, LLC
  as general partner of S&P Managed Futures              Main Tel (312) 782-0600
  Index Fund, LP                                         Main Fax (312) 701-7711
550 W. Jackson                                            www.mayerbrownrowe.com
Suite 1300
 Chicago, Illinois 60661


Ladies and Gentlemen:

     We have acted as counsel to S&P Managed Futures Index Fund, LP, a Delaware limited partnership (the "Partnership"), and its general partner, RefcoFund Holdings, LLC, a Delaware limited liability company (the "General Partner"), in connection with the preparation and filing of a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on or about July 25, 2003. The Registration Statement relates to the offering of up to $100,000,000 in aggregate amount of units of limited partnership interest (together, the "Units").

     In rendering this opinion, we have relied, to the extent we deem such reliance proper, as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of officers and employees of, and accountants for, the Partnership and the General Partner. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, including the exhibits thereto, (b) the Certificate of Limited Partnership of the Partnership, (c) the Limited Partnership Agreement of the Partnership (the "Limited Partnership Agreement"); and (d) the form of Selling Agreement (the "Selling Agreement").

     In rendering this opinion, we have assumed the legal capacity of all natural persons executing the documents and records that we have reviewed, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the General Partner or the Partnership, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, and execution and delivery by such parties of such documents and the validity and binding effect thereof.


     Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles
              Manchester New York Palo Alto Paris Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

    Mayer, Brown, Rowe & Maw LLP operates in combination with our associated
       English limited liability partnership in the offices listed above.

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     This opinion is limited to the Delaware Revised Uniform Limited Partnership
Act ("DRULPA"), and we have not considered and express no opinion on any other laws of the state of Delaware or the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to DRULPA which is in effect on the date of this opinion. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     Based upon and subject to the foregoing, it is our opinion that, assuming
(i) the due authorization, execution and delivery to the General Partner of the subscription agreement and power of attorney and the subscription requirements acknowledgment (collectively, the "Subscription Agreement") by each subscriber for Units (the "Subscribers") and all parties thereto other than the General Partner, (ii) the due acceptance by the General Partner of the admission of the Subscribers as limited partners of the Partnership to the Partnership, (iii) the payment by each Subscriber to the Partnership of the full consideration due from it for the Units subscribed to by it, (iv) that the books and records of the Partnership will set forth all information required by the Limited Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, including all information with respect to all persons and entities to be admitted as partners and their contributions to the Partnership, (v) that the Subscribers, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, and (vi) that the Units are offered and sold and described in the Registration Statement, the Limited Partnership Agreement and the Selling Agreement, the Units to be issued to the Subscribers will represent valid limited partner interests in the Partnership and will be fully paid and nonassessable limited partner interests in the Partnership, as to which the Subscribers, as limited partners, will have no liability in excess of their obligation to make payments provided for in the Limited Partnership Agreement and their share of the Partnership's assets and undistributed profits (subject to the obligation of a limited partner to repay any funds wrongfully distributed to it).

     We hereby consent to use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5.1 to the Registration Statement.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, in connection with the matters set forth herein. Except as stated above, without our prior consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Sincerely,


Mayer, Brown, Rowe & Maw LLP